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                                                          Exhibit 10.1.9





                             TERRA INDUSTRIES INC.

                             SUPPLEMENTAL DEFERRED

                               COMPENSATION PLAN





                               December 20, 1993




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                             TERRA INDUSTRIES INC.

                               TABLE OF CONTENTS




ARTICLE       SECTION                                                     PAGE
- -------       -------                                                     ----

I                Purpose and Effective Date                                1
                 1.01   Title                                              1
                 1.02   Purpose                                            1
                 1.03   Effective Date                                     1


II               Definitions and Construction of the Plan Document         2
                 2.01   Administrator                                      2
                 2.02   Beneficiary                                        2
                 2.03   Bookkeeping Account                                2
                 2.04   Committee                                          2
                 2.05   Company                                            2
                 2.06   Compensation                                       2
                 2.07   Deferral Agreement                                 2
                 2.08   Deferred Compensation                              2
                 2.09   Disability                                         2
                 2.10   Election Date                                      3
                 2.11   Executive                                          3
                 2.12   Gender and Number                                  3
                 2.13   Participant                                        3
                 2.14   Plan                                               3
                 2.15   Plan Year                                          3
                 2.16   Qualified Plan                                     3
                 2.17   Termination of Service                             3
                 2.18   Titles                                             3
                 2.19   Valuation Date                                     3


III              Eligibility and Participation                             4
                 3.01   Eligibility                                        4
                 3.02   Participation                                      4

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                              TABLE OF CONTENTS

                                 (Continued)


ARTICLE       SECTION                                                   PAGE
- -------       -------                                                   ----

IV               Deferral of Compensation                                5
                 4.01   Salary Deferral                                  5
                 4.02   Bonus Deferral                                   5
                 4.03   Deferral Agreement                               5
                 4.04   No Deferral Without Agreement                    5
                 4.05   Duration of Deferral Agreement                   5
                 4.06   Effect of Deferral                               5


V                Deferral Account and Crediting Rate                     6
                 5.01   Bookkeeping Account                              6
                 5.02   Interest                                         6
                 5.03   Crediting Rate                                   6


VI               Distribution                                            7
                 6.01   Distribution of Account Balance                  7
                 6.02   Change in Tax Rates                              7
                 6.03   Nonforfeitable Right To Employee Contributions   7
                 6.04   Form of Distribution                             7
                 6.05   Distribution Before Termination of Service       7


VII              Hardship Distributions                                  8
                 7.01   Hardship                                         8


VIII             Beneficiary                                             9
                 8.01   Beneficiary Designation                          9
                 8.02   Proper Beneficiary                               9
                 8.03   Minor or Incompetent Beneficiary                 9

                                     -ii-
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                              TABLE OF CONTENTS

                                 (Continued)



ARTICLE       SECTION                                                   PAGE
- -------       -------                                                   ----
IX               Administration of the Plan                              10
                 9.01   Majority Vote                                    10
                 9.02   Finality of Determination                        10
                 9.03   Certificates and Reports                         10
                 9.04   Indemnification and Exculpation                  10
                 9.05   Expenses                                         10


X               Claims Procedure                                         11
                10.01   Written Claim                                    11
                10.02   Denied Claim                                     11
                10.03   Review Procedure                                 11
                10.04   Committee Review                                 11


XI              Nature of Company's Obligation                           12
                11.01   Company's Obligation                             12
                11.02   Creditor Status                                  12


XII             Miscellaneous                                            13
                12.01   Written Notice                                   13
                12.02   Change of Address                                13
                12.03   Merger, Consolidation or Acquisition             13
                12.04   Amendment and Termination                        13
                12.05   Employment                                       13
                12.06   Non-transferability                              14
                12.07   Tax Withholding                                  14
                12.08   Applicable Law                                   14


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                                   ARTICLE I

                           PURPOSE AND EFFECTIVE DATE


                1.01 Title. This Plan shall be known as the Terra Industries Inc. Supplemental Deferred Compensation Plan (hereinafter referred to as the "Plan").

                1.02 Purpose. The purpose of the Plan is to permit certain members of management and highly compensated employees to defer current Compensation which cannot be contributed to the Company's Qualified Plan.

                1.03 Effective Date. The effective date of this Plan shall be December 20, 1993.


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                                   ARTICLE II

               DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT


                2.01    Administrator.   "Administrator", for purposes of the
          claims procedure of this Plan, shall mean the Pension and Savings Plan Committee of the Company.

                2.02 Beneficiary. "Beneficiary" shall mean the person or persons or the entity designated by a Participant in accordance with the Plan to receive any benefits under this Plan at the time of the Participant's death, or if no such beneficiary is alive or in existence or has been designated at such time, the legal representative of the Participant's estate.

                2.03 Bookkeeping Account. A "Bookkeeping Account" will be established as a bookkeeping record for each Participant who elects to defer Compensation under this Plan.

                2.04    Committee.  "Committee" means the Administrator.

                2.05 Company. "Company" shall mean Terra Industries Inc. and any subsidiary and affiliated companies that adopt the Plan for its employees.

                2.06 Compensation. Compensation means a Participant's base salary and/or bonus for the calendar year before reduction for contributions made to the Company's Qualified Plan.

                2.07 Deferral Agreement. "Deferral Agreement" means the written form which is submitted to the Administrator before the relevant Election Date which indicates whether the Executive wishes to defer a portion of Compensation and indicates the amount to be deferred. No Deferral Agreement shall be effective until acknowledged by the Company.

                2.08 Deferred Compensation. "Deferred Compensation" means the portion of a Participant's Compensation for any calendar year, or part thereof, that has been deferred pursuant to the Plan.

                2.09 Disability. Disability means long-term disability as defined under the Qualified Plan.

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                2.10    Election Date.  The "Election Date" is the date
          established by this Plan as the date before which an Executive must submit a valid Deferral Agreement to the Committee. The applicable Election Dates are as follows: (a) 30 days after adoption of the Plan for employees who are eligible to participate at the time the Plan is adopted, (b) 30 days after an employee becomes eligible to participate in the Plan, or (c) December 20 of any calendar year if
          (a) or (b) above do not apply.

                2.11 Executive. "Executive" shall mean any member of management or highly compensated employee who is eligible to participate in the Company's Qualified Plan.

                2.12 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

                2.13 Participant. "Participant" means an Executive who has deferred a portion of Compensation pursuant to the terms of this Plan, and whose account balance has not yet been fully distributed.

                2.14 Plan. "Plan" means the Terra Industries Inc. Supplemental Deferred Compensation Plan as described in this instrument and as amended from time to time.

                2.15 Plan Year. The "Plan Year" is the twelve month period commencing January 1 and ending on December 31.

                2.16 Qualified Plan. "Qualified Plan" shall mean the Terra Industries Inc. Employees' Savings and Investment Plan, as amended from time to time.

                2.17 Termination of Service. "Termination of Service" or similar expression means the termination of the Participant's employment as a regular employee of the Company and any division, subsidiary or affiliate thereof.

                2.18 Titles. Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

                2.19    Valuation Date.   "Valuation Date" shall mean the last
          day of each month. By appropriate action, the Committee may provide for Valuation Dates at such other times as it deems necessary or expedient.

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                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION


                3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the Committee, in its sole discretion, but all Participants must be a member of a select group of management or a highly-compensated employee of the Company.

                3.02 Participation. An Executive, after having been selected for participation by the Committee, shall, as a condition to participation, complete and return to the Committee a duly executed Deferral Agreement.

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                                   ARTICLE IV

                            DEFERRAL OF COMPENSATION


                4.01 Salary Deferral. Each Participant in the Plan may have a percentage of Salary (determined without regard to any contributions to the Qualified Plan or tax-deferred deposits under this Plan) deferred in accordance with the terms and conditions of this Plan. The percentage of Salary deferred cannot exceed 10% of the Participant's Salary offset by amounts deferred into the Qualified Plan.

                4.02 Bonus Deferral. Each Participant may defer up to 10% of any cash bonuses paid by the Company so long as such deferral is in accordance with the terms and conditions of this Plan.

                4.03 Deferral Agreement. An eligible Executive desiring to participate in the Plan must submit a written Deferral Agreement to the Administrator on or before the applicable Election Date. Valid Deferral Agreements filed by the applicable Election Date as provided in Section 2.10 (a) or (b) shall cause Compensation for services to be performed after such date to be deferred in the calendar year in which such Agreement is made. Deferral Agreements entered into under the conditions of 2.10(c) shall cause Compensation to be deferred beginning January 1 of the next calendar year.

                4.04 No Deferral Without Agreement. A Participant who has not submitted a valid Deferral Agreement to the Administrator before the relevant Election Date may not defer any Compensation under this Plan for the applicable Plan Year.

                4.05 Duration of Deferral Agreement. Deferral Agreements remain in effect until the year following the year in which they are amended or rescinded, but shall be irrevocable as to the amounts deferred while they were in effect.

                4.06 Effect of Deferral. Compensation of any Participant that is deferred under the Plan, and benefits payable under the Plan, shall be disregarded for purposes of determining the benefits under the Terra International, Inc. Employees Retirement Plan, the Qualified Plan, and any other employee benefit plan that is maintained for the benefit of the Participant.

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                                   ARTICLE V

                      DEFERRAL ACCOUNT AND CREDITING RATE


                5.01 Bookkeeping Account. Compensation deferred by a Participant under a written Deferral Agreement shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant. Compensation deferred under subsequent written election agreements by a Participant shall be added to the Participant's Bookkeeping Account.

                5.02 Interest. Amounts deferred under a written Deferral Agreement of a Participant plus an amount equal to the Participant's deemed interest and earnings shall be credited to the Bookkeeping Account on the same schedule and with the same frequency as interest and earnings that are credited to Qualified Plan accounts.

                5.03 Crediting Rate. The amount in the Participant's Bookkeeping Account shall be credited at a rate that reflects the gains, losses and income computed as if the Bookkeeping Account were invested in certain investment funds available under the Qualified Plan, as selected by the Participant in the Deferral Agreement. Compensation deferred shall be deemed to be so invested on the date the amounts deferred are credited to the Bookkeeping Account. The Company reserves the right to change the basis for determining the crediting rate from time to time.


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                                   ARTICLE VI

                                  DISTRIBUTION

                6.01 Distribution of Account Balance. Distribution of the value of a Participant's Bookkeeping Account balance shall be made according to the terms of this Plan described in 6.01(a) or 6.01(b) and as specified in the Participant's Deferral Agreement.

                6.01(a) Payment shall be made in a cash lump sum as soon as administratively practicable after the first of the month next following the date of the Participant's Termination of Service (but not later than six months), or

                6.01(b) Payment shall be made annually in up to ten installments as elected by the Participant in the Deferral Agreement beginning as soon as possible after January 1 next following the date of the Participant's Termination of Service and subsequent installments shall be paid as soon as possible following January 1 of the applicable year. Each payment shall be made as soon as is administratively possible. The amount of each payment shall equal the Participant's Bookkeeping Account divided by the number of remaining payments (including the payment being determined).

                6.02 Change in Tax Rates. Notwithstanding the provisions of 6.01, in the event a Participant's Bookkeeping Account is being paid in installment payments and during said pay-out period, Federal personal income tax rates for the highest marginal rate are scheduled to increase by five or more percentage points, any remaining installments to be paid after the effective date of such increase shall be paid in one lump sum prior to such effective date.

                6.03 Nonforfeitable Right to Employee Contributions. The Participant shall have a nonforfeitable right to the value of the Bookkeeping Account attributable to the Participant's contributions plus interest under the terms of this Plan. Notwithstanding the Participant's nonforfeitable right to the value of the Bookkeeping Account, the Company has no obligation to fund the account. Likewise, any assets which the Company may set aside to help cover its financial liabilities are general assets. Refer to Sections
          11.01 and 11.02 for further explanation.

                6.04 Form of Distribution. All distributions of a Participant's Bookkeeping Account shall be made in cash only.

                6.05 Distribution Before Termination of Service. In the event the Company fails to pay a material amount of any of its indebtedness when due and such failure continues after any applicable grace period, or permits any material default under any agreement or instrument relating to its indebtedness, the Bookkeeping Account shall be payable in a lump sum within seven working days.


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                                  ARTICLE VII

                             HARDSHIP DISTRIBUTIONS


                7.01 Hardship. At the request of a Participant before or after the Participant's Retirement or Termination of Service, or at the request of any of the Participant's beneficiaries after the Participant's death, the Committee may, in its sole discretion, accelerate and pay all or part of the value of a Participant's Bookkeeping Account due under this Plan. Accelerated distributions at the request of the Participant or a Participant's Beneficiaries may be allowed only in the event of an unanticipated emergency that is caused by an event beyond the Participant's or Beneficiary's control and only if disallowance of a distribution would result in a severe financial hardship for the Participant or Beneficiary. An accelerated distribution must be limited to only that amount necessary to meet the emergency.



                                     -8-
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                                  ARTICLE VIII

                                  BENEFICIARY


                8.01 Beneficiary Designation. A Participant shall designate a Beneficiary to receive benefits under the Plan by completing the appropriate space on the Beneficiary Designation Form. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary form. However, no Change of Beneficiary shall be effective until acknowledged in writing by the Committee.

                8.02 Proper Beneficiary. If the Company has any doubt as to the Proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

                8.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion may make a distribution to a legal or natural guardian or other relative of a minor or court appointed trustee of such incompetent. Or, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, trustee, relative or other person shall be a complete discharge to the Company. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.


                                     -9-
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                                   ARTICLE IX

                           ADMINISTRATION OF THE PLAN


                9.01 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

                9.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

                9.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

                9.04 Indemnification and Exculpation. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

                9.05 Expenses. The expenses of administering the Plan shall be borne by the Company.


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                                   ARTICLE X

                                CLAIMS PROCEDURE


                10.01 Written Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or a designated recipient or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Administrator. Such claim shall be reviewed by the Administrator or a delegate.

                10.02 Denied Claim. If the claim is denied, in full or in part, the Administrator shall provide a written notice within ninety
          (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

                10.03 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Administrator in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or Beneficiary may request a review of the Plan Document or other pertinent documents with regard to the employee benefit Plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

                10.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.


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                                   ARTICLE XI

                         NATURE OF COMPANY'S OBLIGATION


                11.01 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to separately fund its financial obligations under this Plan.

                11.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company. Participants shall have the status of general unsecured creditors of the Company.




                                     -12-
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                                  ARTICLE XII

                                 MISCELLANEOUS

                12.01 Written Notice. Any notice which shall be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at 600 Fourth Street, P. O. Box 6000, Sioux City, Iowa 51102-6000, marked for the attention of the Administrator or if notice to an Executive, addressed to the address shown on such Executive's Deferral Agreement.

                12.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

                12.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Executive, the Beneficiary, assigns, heirs, executors and administrators.

                12.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the Bookkeeping Account of any Participant or Beneficiary or reduce benefits that are in payment status or shall deprive the Participant without his consent of the right to receive the Bookkeeping Account at the time or times thereafter elected, with interest.

                12.05 Employment. This Plan does not provide a contract of employment between the Company and the Participant, and the Company reserves the right to terminate the Participant's employment for any reason, at any time, notwithstanding the existence of this Plan.


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
                12.06 Non-transferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, anticipate, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to garnishment by creditors of any Participant or Beneficiary or seizure for the payment of any debts, judgments, alimony, maintenance, owed by the Participant or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                12.07 Tax Withholding. The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

                12.08 Applicable Law. This Plan shall be governed by the laws of the state of Iowa except to the extent they are pre-empted by ERISA. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

          IN WITNESS WHEREOF, the Company has caused this instrument to be
          executed by its duly authorized officer on this          day of
          December, 1993, effective as of the        day of December, 1993.




                             TERRA INDUSTRIES INC.


                            BY /s/ Burton M. Joyce
                          Burton M. Joyce, President and
                          Chief Executive Officer




          ATTEST:

          By  /s/ Jane A. Rice
              Jane A. Rice
              Assistant Secretary

          [SEAL]

                                     -15-